Exhibit 99.1

CMS Energy Announces Diane Leopold and Richard Keyes to Join the Board of Directors

JACKSON, Mich., Feb. 20, 2026 – Diane Leopold, retired executive vice president and chief operating officer at Dominion Energy, Inc, (“Dominion”) has been elected to the CMS Energy and Consumers Energy boards of directors. Richard Keyes, president and chief executive officer of Meijer, Inc, has also been elected to the CMS Energy and Consumers Energy boards of directors. Both appointments are effective February 20, 2026.	Photo: Diane Leopold

Leopold joined Dominion, a regulated public electric utility, in 1995 and served in a wide variety of positions of increasing responsibility until being named executive vice president and co-chief operating officer in 2019, a position she held until her appointment as executive vice president and chief operating officer in 2020. She brings over three decades of utility experience to the CMS Energy and Consumers Energy board of directors.

Leopold holds a bachelor of science in electrical and mechanical engineering from the University of Sussex, a master’s in electrical engineering from George Washington University and a master’s in business administration from Virginia Commonwealth University. She currently serves on the boards of nVent Electric plc, Markel Group Inc., World Pediatrics and the Atlantic Council. Leopold will serve on the Compensation and Human Resources Committee and the Finance Committee for each of the CMS Energy and Consumers Energy boards.

Photo: Richard Keyes	Richard Keyes first joined Meijer in 1989 and has held roles of increasing responsibility across the business, including Pharmacy, Retail Operations, and Supply Chain & Manufacturing. He was elected as president in 2015, a position he held until 2017, when he was elected chief executive officer. Keyes brings with him to the CMS Energy and Consumers Energy boards of directors over 35 years of broad operational, strategic and leadership experience in the business community.

Keyes received his bachelor of science pharmacy degree from Ohio Northern University. He serves on the boards of Business Leaders for Michigan, and National Association of Chain Drug Stores. He is the vice chair of Retail Leaders Association and The Right Place and is the board chair of Ohio Northern University, FMI Foundation and The Federal Reserve Bank of Chicago-Detroit Branch. Keyes will serve on the Audit Committee and Governance, Sustainability and Public Responsibility Committee of the Boards.

CMS Energy (NYSE: CMS) is a Michigan-based company that has an electric and natural gas utility, Consumers Energy, as its primary business. It also owns and operates independent power generation businesses.

# # #

Media Contact: Katie Carey, 517-740-1739

2